                                                               EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION OF

                              FARMERS GROUP, INC.



     The undersigned hereby certify that they are, respectively, the President and Secretary of Farmers Group, Inc. and that they were authorized to execute this certificate by a resolution of the board of directors of said corporation duly adopted at a meeting held on the 17th day of May, 1974.

     The undersigned further certify that the following is the entire text of the Articles of Incorporation of Farmers Group, Inc. as amended to the date of this certificate:

KNOW ALL MEN BY THESE PRESENTS:

     That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a Corporation under and pursuant to the laws of the State of Nevada, and we hereby certify:

     FIRST:    That the name of this corporation is Farmers Group, Inc.

     SECOND:   The principal office and place of business of this
Corporation in the State of Nevada shall be located at Scheeline Banking and Trust Company, in the City of Reno, County of Washoe, State of Nevada, but the Corporation may maintain an office, or offices, in such Towns, Cities, places and foreign Countries outside of the State of Nevada, as the Board of Directors may from time to time determine, or as may be designated by the By-Laws of the Corporation, and all Corporate business of every kind and nature may be conducted outside the State of Nevada the same as in the State of Nevada.

                    (Not amended since incorporation)

     THIRD:    The nature of the business and the objects and purposes
proposed to be transacted, promoted and carried on by this Corporation are:

     1. To purchase and otherwise acquire, become interested in, hold, sell, mortgage, pledge or otherwise dispose of, or turn to account or realize upon, all forms of securities including stocks, bonds, debentures, notes, evidences of indebtedness, certificates of indebtedness, certificates of interest, commercial papers, mortgages, deeds of trust and other similar instruments and rights, issued or created by corporations, domestic or foreign, associations, firms, trustees, syndicates, individuals, governments, states, municipalities, or other political divisions, or issued or created by others, and to deal in and with the same, and to issue in exchange therefor or in payment thereof its own stocks, bonds or other obligations or securities, or otherwise pay therefor; to exercise in respect thereof any and all rights, powers and privileges of individual ownership or interest therein, including the right to vote thereon and to consent or otherwise act with respect thereto; to do any and all acts and things for the preservation, protection, improvement, and enhancement in value thereof or designed to accomplish any such purpose, and to aid by loan, subsidy, guaranty, or in any other manner those issuing, creating or responsible for any of such securities, all to such extent as a corporation organized under said General Corporation Law may then lawfully do.

     2. To take, hold, manage or control escrow of any kind or nature and to act as escrow or escrow holder in escrows of any and every kind.

     3. To investigate and report with respect to, and to undertake, carry on, aid, assist or participate in the litigation or reorganization of, financial, commercial, mercantile, agricultural, industrial or other business concerns, firms, associations and corporations, and for that purpose to take over the properties, manage the affairs and conduct the business of such concerns, firms associations and corporations, and in the course of such business to acquire and dispose of, or otherwise turn to account all or any negotiable or transferable instruments or securities, including debentures, bonds, notes, certificates of indebtedness, certificates of interest, and all kinds of commercial paper.

     4. To purchase or otherwise acquire, sell or otherwise dispose of, realize upon or otherwise turn to account, manage, liquidate or reorganize the properties, assets, business, undertakings, enterprises or ventures, or any part thereof, of corporations, associations, firms, individuals, syndicates and others, to further and promote the general business interests of any thereof, and to improve, extend and place upon a safe and more permanent foundation any such business, undertaking, enterprises or venture.

     5. To act as financial, commercial or general agent or representative of any corporation, association, firm, syndicate, individual or others, and as such to develop, improve and extend the property, trade and business interests thereof, and to aid any lawful enterprise in connection therewith, and in connection with acting as such, or as agent or broker for any principal to give any other aid or assistance.

     6. To promote and assist, financially or otherwise, corporations, firms, syndicates, associations, individuals and others and to give any guaranty in connection therewith or otherwise for the payment of money or for the performance of any other undertaking or obligation.

     7. To borrow money, and for moneys borrowed or in payment for property acquired, or for any other objects and purposes of the corporation or otherwise in connection with the transaction of any part of its business, to issue bonds, debentures, notes and other obligations, secured or unsecured, and to mortgage, pledge or hypothecate any or all of its properties or assets as security therefor. To make, accept, endorse, guarantee, execute and issue notes and other obligations, to mortgage, pledge or hypothecate any stocks, bonds or other evidences of indebtedness or securities and any other property held by it, or in which it may be interested, and to loan money with or without collateral or other security.

     8. To guarantee the payment of the principal of and/or interest upon bonds, notes, or other evidences of secured indebtedness or obligations, or the performance of the contracts or other undertakings of any corporation, copartnership, syndicates, individual or others, and, to such extent, to enter into, make, perform and carry out contracts of every kind and any lawful purpose, with any person, firm, association, corporation, syndicate or others.

     9. To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

     10. To purchase or otherwise acquire, hold, own, mortgage, sell, convey, exchange, option, subdivide, or otherwise dispose of real and personal property of every class and description and any estate or interest therein, including leaseholds for any term, in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

     11. In general, to manage, operate and carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Nevada upon corporations formed under the act hereinafter referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

     12. The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

           And in addition to the foregoing to exercise, transact and carry on in all of the States, Territories and Colonial possessions of the United States, exclusive of the State of Nevada, the following additional objects and purposes, to-wit:

     13. To act as the agent, under Power of Attorney, or otherwise, of any number of individuals, partnerships and/or Corporations in the exchange of reciprocal or inter-insurance contracts, covering any and all forms of hazards which may be lawfully insured against except that of Life Insurance; to execute contracts for and on behalf of such Subscribers, whether individually or collectively, and to collect premiums and other fees for the same; to act as agent for any such Subscribers in obtaining such Insurance from other individuals, partnerships and/or Corporations.

     14. To establish and maintain, upon behalf of such Subscribers, out of the capital assets of this Company, or otherwise, a reserve in accordance with law, to meet losses which may accrue and to pay out the funds of Subscribers in meeting any such losses and any other expenses accruing in regard thereto.

     15. To charge and receive from the Subscribers any such premiums and/or fees and may be fixed in such reciprocal and/or inter-insurance contracts and to disburse the same without restrictions, except those which may be required by law in the maintaining of legal reserves to meet losses.

     16. To execute any and all bonds, documents, contracts or other instruments of writing which may be deemed necessary or desirable to carry out of the purpose aforesaid, and to do all things necessary and requisite thereto, the same as an individual might or could do to carry those purposes into effect.

                   (Amended:        Date of Certificate last
                                    amending, November 15, 1927)

     FOURTH:   The amount of the total authorized capital stock of the
corporation is Thirty-Two Million Dollars ($32,000,000.00) and the total number of shares which the corporation shall be authorized to issue is thirty-two million (32,000,000), of which two million (2,000,000) shares are to be Preferred Stock, having a par value of One Dollar ($1.00) per share, and thirty million (30,000,000) shares are to be Common Stock, having a par value of One Dollar ($1.00) per share.

                   (First Paragraph amended:   Date of Certificate last
                                               amending, May 19, 1972)

     The Common Stock may be issued from time to time for such consideration as shall be determined by the Board of Directors and the holders of such Common Stock shall be entitled to one (1) vote per share upon the election of directors and upon any question affecting the management or affairs of the corporation.

     The Preferred Stock may be issued from time to time in one or more series. Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued, except as otherwise provided in any resolution of the Board of Directors fixing the terms of any series of Preferred Stock, or as otherwise provide by law.

     With the exception of the initial series of Preferred Stock, the designation and express terms and provisions of which are hereinafter set forth in this Article FOURTH, the Board of Directors is hereby expressly authorized to fix the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions on the shares of any series of Preferred Stock, all as provided in the Nevada Revised Statutes, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation rights, and the number of shares constituting any such series, or any or all of them; and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The initial series of Preferred Stock of the corporation shall be designated: "$3.00 Cumulative Convertible Preferred Stock" (hereinafter the "$3.00 Preferred Stock"), consisting of 312,500 shares, which shall have the following rights, preferences, restrictions and other terms and provisions relating thereto:

     1.   Dividends.   The holders of the $3.00 Preferred Stock shall be
entitled to receive out of any funds of the corporation at the time legally available for the declaration of dividends, an initial dividend of 75 cents per share for the period from date of issuance through the close of business on March 12, 1971, and thereafter dividends at the rate of $3.00 per annum per share, and no more, payable in cash quarterly on the second Friday of March, June, September and December of each year, when and as declared by the Board of Directors. Such dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative; and any dividends accrued thereon and unpaid shall not bear interest. Unless dividends on the $3.00 Preferred Stock at the rate prescribed shall be declared and paid or set apart for payment in full on all outstanding shares of $3.00 Preferred Stock for all previous dividend periods, no dividends shall be declared or paid upon, and no assets shall be distributed or set apart for shares of Common Stock, or any other stock junior to the $3.00 Preferred Stocks in right of payment of dividends.

     2.   Liquidation.   The $3.00 Preferred Stock shall have no liquidation
preference over the Common Stock or over any other stock which is on a parity with the Common Stock; and in the event of a liquidation, dissolution or winding up of the corporation, the holders of $3.00 Preferred Stock shall be entitled to receive out of the assets of the corporation, whether such assets are capital or surplus of any nature, all dividends accrued thereon and unpaid (whether or not earned or declared) and an amount per share, and no more, which is equal to the amount if any, payable on such liquidation, dissolution or winding up upon the number of shares (and/or fraction thereof) of the Common Stock of the corporation into which each share of $3.00 Preferred Stock is convertible immediately prior to the time of such event, thereby treating the $3.00 Preferred Stock as though it were Common Stock for such purpose. A consolidation or merger of the corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning thereof.

     3.   Redemption.   Shares of $3.00 Preferred Stock are not subject to
redemption.

     4.   Voting Rights.   The holders of the issued and outstanding shares
of $3.00 Preferred Stock shall possess full voting rights and powers at the rate of one (1) vote per share and shall be entitled to notice of any shareholders' meeting in accordance with the By-Laws of the corporation, and shall be entitled to vote together with holders of Common Stock upon the election of directors or upon any question affecting the management or affairs of the corporation.

     5.   Conversion.   The holders of the shares of $3.00 Preferred Stock
shall have conversion rights as follows:

          (1) The shares of $3.00 Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time on or prior to March 12, 1976, at the office of the corporation or any transfer agent for such shares, and at the close of business on March 12, 1976, all shares of

$3.00 Preferred Stock not theretofore converted shall be converted automatically, into fully paid and non-assessable shares (calculated to the nearest 1/100th of a share, fraction of less that 1/100th of a share being disregarded) of Common Stock of the corporation, at the conversion rate, determined as hereinafter provided, in effect at the time of conversion.
The corporation shall make no payment or adjustment on account of any dividends accrued on shares of $3.00 Preferred Stock surrendered for conversion prior to the close of business on March 12, 1976. The holders of shares of $3.00 Preferred Stock outstanding immediately prior to the close of business on March 12, 1976 shall be entitled to receive in respect of each such share an amount equal to all dividends accrued thereon and unpaid (whether or not earned or declared).

     (2) Before any holder of $3.00 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate of certificates therefor, duly endorsed or accompanied by proper instruments of transfer, at the office of the corporation or of any transfer agent for the $3.00 Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall as soon as practicable thereafter, issue and deliver at such office to such holder of $3.00 Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of $3.00 Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

     (3) The conversion rate shall be one (1) share of Common Stock for each one (1) share of $3.00 Preferred Stock converted, such rate being subject to adjustment from time to time in case the corporation shall at any time issue additional shares of Common Stock as a dividend upon any outstanding stock of the corporation other than the $3.00 Preferred Stock, or subdivide the outstanding shares of Common Stock, or combine the outstanding shares of Common Stock. The conversion rate theretofore in effect shall be proportionately increased or decreased, as the case may be, effective at the opening of business on the day next succeeding the record date for the determination of stockholders entitled to such dividend, or at the close of business on the date of such subdivision or combination, as the case may be.
     (4) No fractional shares of Common Stock shall be issued upon the conversion of shares of $3.00 Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this paragraph (4), be deliverable upon the conversion of any shares of $3.00 Preferred Stock, the corporation shall, in lieu of delivering a fractional share therefore, adjust such fractional interest by payment to the holder of such surrendered shares of $3.00 Preferred Stock of an amount in cash equal (computed to the nearest cent) to such fraction multiplied by the last sales price (or bid price if there be no sales) of the Common Stock on the national securities exchange, if any, on which the Common Stock is at the time listed (or upon the senior such exchange if the Common Stock is then listed on more than one such exchange) on the day of conversion, or, if at the time the Common Stock is not listed on any national securities exchange, by the mean of the last reported bid and asked prices of the Common Stock in the Los Angeles over-the-counter securities market on the day of conversion.

     (5) Whenever the conversion rate is adjusted, as herein provided the corporation shall forthwith maintain at its office and file with the transfer agents for shares of $3.00 Preferred Stock and any securities exchange or exchanges on which such shares are listed, a statement signed by the President or a Vice President of the corporation and by its Treasurer or an Assistant Treasurer, showing in detail the facts requiring such adjustment and the conversion rate after such adjustment. Such transfer agent or agents and securities exchange or exchanges shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of shares of $3.00 Preferred Stock desiring an inspection thereof.

     (6) In case of any capital reorganization or any reclassification of the Common Stock of the corporation or in case of a consolidation or merger of the corporation with or into another corporation or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of $3.00 Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of $3.00 Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of $3.00 Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of $3.00 Preferred Stock.

     (7)   In the event:

           (i) the corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

           (ii) the corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

           (iii) there shall be any capital reorganization of the corporation, reclassification of the Common Stock of the corporation (other than a subdivision or combination thereof), consolidation or merger of the corporation with or into another corporation, or conveyance of all or substantially all of the assets of the corporation to another corporation; or

           (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation;

then and in any such case, the corporation shall cause to be mailed to the transfer agent or agents for $3.00 Preferred Stock, and to the holders of record of the outstanding shares of $3.00 Preferred Stock, at least 15 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

     (8) The corporation shall obtain and keep in force such permits or other authorizations as may be required by law in order to enable the corporation validly to issue and deliver such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of $3.00 Preferred Stock from time to time outstanding. The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of $3.00 Preferred Stock the full number of shares of Common Stock deliverable upon the conversion of all shares of $3.00 Preferred Stock from time to time outstanding.

     (9) The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of $3.00 Preferred Stock pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of $3.00 Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

                   (Amended:       Date of Certificate last
                                   amending, December 31, 1970)

     FIFTH:   That the amount of capital with which the Corporation will begin business is Nine Hundred ($900.00) Dollars.

                   (Not amended since incorporation)

     SIXTH:   The members of the Governing Board shall be styled Directors and the number of such Directors, which shall be not less than three, shall be the number thereof provided in the By-Laws of this Corporation. The names and post office addresses of the first Board of Directors are as follows:




Name                                                 Residence
LOUIS H. DIDIER                                      PUENTE, CALIFORNIA
EDWARD R. MOORE                                      ROUTE #3, SANTA ANA, CALIFORNIA
FRANK A. BORCHARD                                    OXNARD, CALIFORNIA
THOMAS E. LEAVEY                                     616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA
JOHN C. TYLER                                        616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA
HARRY L. PERSON                                      616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA
A. B. PERSON                                         616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA
GEO. D. RODGERS                                      616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA
J. K. MAHONEY                                        616 BROADWAY ARCADE BLDG.
                                                     LOS ANGELES, CALIFORNIA

                   (Amended:        Date of Certificate last
                                    amending, May 22, 1974)


     SEVENTH:   The names and post office addresses of the original Subscribers of these Articles of Incorporation, and the number of shares and amount subscribed for by each respectively, are as follows:

                                                             NO. OF
                                                             SHARES
NAME                      RESIDENCE                          PREFERRED    AMOUNT

LOUIS H. DIDIER           PUENTE, CALIFORNIA                 ONE (1)      $1.00
EDWARD R. MOORE           ROUTE #3, SANTA ANA                ONE (1)      $1.00
                                  CALIFORNIA
FRANK R. BORCHARD         OXNARD, CALIFORNIA                 ONE (1)      $1.00
THOMAS E. LEAVEY          616 BROADWAY ARCADE BLDG.          ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA
JOHN C. TYLER             616 BROADWAY ARCADE BLDG.          ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA
HARRY L. PERSON           616 BROADWAY ARCADE BLDG.          ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA
A. B. PERSON              616 BROADWAY ARCADE BLDG.          ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA
GEO. D. RODGERS           616 BROADWAY ARCADE BLDG.          ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA
J. K. MAHONEY             616 BROADWAY ARCADE BLDG           ONE (1)      $1.00
                           LOS ANGELES, CALIFORNIA

                   (Not amended since incorporation)

     EIGHTH:   The Capital Stock of this Corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay debts of this

Corporation, and not stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                   (Not amended since incorporation)

     NINTH:   This Corporation is to have perpetual existence.

                   (Not amended since incorporation)

     TENTH:   In furtherance and not in limitation of the powers conferred by
Statute the Board of Directors is expressly authorized:

     To make, alter and amend the By-Laws of this Corporation, to fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation;

     From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this Corporation, (other than the stock ledger), or any of them, shall be open to inspection of stockholders, and no stockholders shall have any right of inspecting any account, book or document of this Corporation except as conferred by the Statute, unless authorized by resolution of the stockholders or Directors;

     If the By-Laws so provide, to designate two (2) or more of its number to constitute an executive committee, which committee shall for the time being as provided in said resolution or in the By-Laws of this Corporation have and exercise any or all of the powers of the Board of Directors in the management of the business affairs of the Corporation, and to have power to authorize the seal of this Corporation to be affixed to all papers which may require it.

     Pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, having voting power, given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of at least a majority of the holders of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of this Corporation, including its Good Will and its Corporate franchises, upon such terms and conditions as its Board of Directors deem expedient for the best interests of the Corporation.

     This Corporation may in its By-Laws confer power upon its Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by the Statute.

     Both stockholders and Directors shall have power if the By-Laws so provide, to hold their meetings, and to have one or more offices within or without the State of Nevada, and to keep the books of this Corporation (subject to the provisions of the Statutes), outside of the State of Nevada, at such place or places as may be from time to time designated by the Board of Directors.

                   (Amended: Date of Certificate last
                    amending, March 28, 1958)

     ELEVENTH:   This Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation (except such as are expressly stated herein as not to be amended), in the manner now or hereafter prescribed by Statute, and all rights conferred upon stockholders herein, and granted subject to this reservation.

                   (Not amended since incorporation)

     WE, THE UNDERSIGNED, being each of the original subscribers to the capital stock hereinbefore named, for the purpose of forming a Corporation to do business both within and without the State of Nevada, and in pursuance of the General Corporation Laws of the State of Nevada, effective March 31st, 1925, and the acts amendatory thereof and supplemental thereto, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and do respectfully agree to take the number of shares of stock herein set forth and accordingly have hereunto set our hands and seals this 14th day of October, 1927.

                                               LOUIS H. DIDIER
                                               EDWARD R. MOORE
                                               FRANK A. BORCHARD
                                               THOMAS E. LEAVEY
                                               JOHN C. TYLER
                                               HARRY L. PERSON
                                               A. B. PERSON
                                               GEO. D. RODGERS
                                               J. K. MAHONEY

                                       FARMERS GROUP, INC.



                                       /s/ Robert E. Early
                                       Robert E. Early, President



                                       /s/ Thomas C. Underwood
                                       Thomas C. Underwood, Secretary

                        CERTIFICATE OF AMENDMENT
                                    OF
                        ARTICLES OF INCORPORATION
                                    OF
                           FARMERS GROUP, INC.

     FARMERS GROUP, INC., a corporation organized under the laws of the State of Nevada, by its President, GEORGE MASLACH, and Secretary, HARRY BOYD, does hereby certify:
     1. That the Board of Directors of said corporation, at a meeting duly convened and held on the 4th day of February, 1977, adopted a resolution declaring that the change and amendment in the Restated Articles of Incorporation hereinafter set forth is advisable, and called a meeting of the stockholders to take action thereon.
     2. That thereafter, and on the 20th day of May, 1977, pursuant to such call of the Board of Directors, and upon notice given to each stockholder of record entitled to vote on the amendment to the Restated Articles of Incorporation as provided by law and the By-Laws, the Annual Meeting of Stockholders of said corporation was held, at which meeting more than a majority in interest of the stockholders having voting powers, to wit, holding 22,027,330 shares of the 26,489,474 shares of Common Stock issued and outstanding on the record date for the meeting were present in person or represented by proxy, and that more than a majority in interest of the stockholders having voting powers voted in favor of such change and amendment to the Restated Articles of Incorporation, such change and amendment being as follows:
     Restated Articles of Incorporation of Farmers Group, Inc. be amended to read as follows:

          "FOURTH: The amount of the total authorized capital stock of the Corporation is Fifty-Two Million Dollars ($52,000,000) and the total number of shares which the Corporation shall be authorized to issue is Fifty-Two Million (52,000,000) of which Two Million (2,000,000) shares are to be preferred stock having a par value of One Dollar ($1.00) per share; and Fifty Million (50,000,000) shares are to be Common Stock, having a par value of One Dollar ($1.00) per share."

     2. That the foregoing amendment, stated in paragraph 2 hereinabove, was approved and adopted by the affirmative vote of the holders of 21,339,109 shares, being the holders of more than a majority of the issued and outstanding shares of said corporation entitled to vote; that the total number of issued and outstanding shares of said corporation, the holders of which are entitled to vote is 26,489,474 shares.
     IN WITNESS WHEREOF, FARMERS GROUP, INC. has caused this Certificate to be signed by its President and its Secretary and its corporate seal to be hereto affixed this 23rd day of May, 1977.

                                          FARMERS GROUP, INC.

                                          By       /s/ George Maslach
                                            ----------------------------------
                                                    George Maslach, President

                                          By       /s/ Harry Boyd
                                            ----------------------------------
                                                    Harry Boyd, Secretary

                         CERTIFICATE OF AMENDMENT
                                    OF
                        ARTICLES OF INCORPORATION
                                    OF
                           FARMERS GROUP, INC.

     FARMERS GROUP, INC., a corporation organized under the laws of the State of Nevada, by its President, JOSEPH E. METSCHAN, and Secretary, MARYANN SELTZER, does hereby certify:
     1. That the Board of Directors of said corporation at a meeting duly convened and held on the 3rd day of February 1984, adopted a resolution declaring that the change and amendment in the Restated Articles of Incorporation hereinafter set forth is advisable, and called a meeting of the stockholders to take action thereon.
     2. That thereafter, and on the 18th day of May, 1984, pursuant to such call of the Board of Directors, and upon notice given to each stock holder of record entitled to vote on the amendment to the Restated Articles of Incorporation as provided by law and the By-Laws, the Annual Meeting of Stockholders of said corporation was held, at which meeting more than a majority in interest of the stockholders have voting powers, to wit, holding at least 22,565,791 shares of the 33,952,349 shares of Common Stock issued and outstanding on the record date for the meeting were present in person or represented by proxy, and that more than a majority in interest of the stockholders having voting powers in favor of such change and amendment to the Restated Articles of Incorporation, such change and amendment being as follows:

          That the first paragraph of Article Fourth of the Restated Articles of Incorporation of Farmers Group, Inc. be amended to read as follows:

          "FOURTH:   The total number of shares which the corporation shall
          be authorized to issue is seventy-nine million (79,000,000), of which four million (4,000,000) shares are to be Preferred Stock and seventy-five million (75,000,000) shares are to be Common Stock. All of the shares of capital stock of the corporation shall have a par value of One Dollar ($1.00) per share."

     3. That the foregoing amendment, stated in paragraph 2 hereinabove, was approved and adopted by the affirmative vote of the holders of 20,757,079 shares, being the holders of more than a majority of the issued and outstanding shares of said corporation entitled to vote; that the total number of issued and outstanding shares of said corporation, the holders of which are entitled to vote is 33,952,349 shares.
          IN WITNESS WHEREOF, FARMERS GROUP, INC. has caused this Certificate to be signed by its President and its Secretary and its corporate seal to be hereto affixed this 24th day of September, 1984.

                                          FARMERS GROUP, INC.



                                          By       /s/ Joseph E. Metschan
                                            ----------------------------------
                                                       JOSEPH E. METSCHAN




                                          By       /s/ Maryann Seltzer
                                            ----------------------------------
                                                       MARYANN SELTZER

                         CERTIFICATE OF AMENDMENT
                                    OF
                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                           FARMERS GROUP, INC.

     FARMERS GROUP, INC., a corporation organized under the laws of the State of Nevada, by its President, LEO E. DENLEA, JR. and Secretary, MARYANN SELTZER, does hereby certify:
     1. That the Board of Directors of said corporation at a meeting duly convened and held on the 7th day of February, 1986, adopted a resolution declaring that the change and amendment in the Restated Articles of Incorporation hereinafter set forth is advisable, and called a meeting of the stockholders to take action thereon.
     2. That thereafter, and on the 16th day of May, 1986, pursuant to such call of the Board of Directors, and upon notice given to each stockholder of record entitled to vote on the amendment to the Restated Articles of Incorporation as provided by law and the By-Laws, the Annual Meeting of Stockholders of said corporation was held, at which meeting more than a majority in interest of the stockholders having voting powers, to wit, holding at least 22,946,625 shares of the 34,446,910 shares of Common Stock issued and outstanding on the record date for the meeting were present in person or represented by proxy, and that more than a majority in interest of the stockholders having voting power voted in favor of such change and amendment to the Restated Articles of Incorporation, such change and amendment being as follows:

     That the first paragraph of Article Fourth of the Restated Articles of Incorporation of Farmers Group, Inc. be amended to read as follows:
          "FOURTH:   The total number of shares which the corporation shall
          be authorized to issue is two hundred and thirty-seven million (237,000,000), of which twelve million (12,000,000) shares are to be Preferred Stock, having a par value of One Dollar ($1.00) per share, and two hundred and twenty-five million (225,000,000) shares are to be Common Stock having a par value of One Dollar ($1.00) per share."

     3. That the foregoing amendment, stated in paragraph 2 hereinabove, was approved and adopted by the affirmative vote of the holders of 19,954,586 shares, being the holders of more than a majority of the issued and outstanding shares of said corporation entitled to vote; that the total number of issued and outstanding shares of said corporation, the holders of which were entitled to vote on the record date was 34,446,910 shares.
     IN WITNESS WHEREOF, FARMERS GROUP, INC. has caused this Certificate to be signed by its President and its Secretary and its corporate seal to be hereto affixed this 19th day of May, 1986.


                                          FARMERS GROUP, INC.

                                          By       /s/ Leo E. Denlea, Jr.
                                            ----------------------------------
                                                       Leo E. Denlea, JR.,
                                                       President

                                          By       /s/ Maryann Seltzer
                                            ----------------------------------
                                                       Maryann Seltzer,
                                                       Secretary

                         CERTIFICATE OF AMENDMENT
                                    OF
                     RESTATED ARTICLES OF INCORPORATION
                                    OF
                           FARMERS GROUP, INC.

     FARMERS GROUP, INC., a corporation organized under the laws of the State of Nevada (the "Company"), by its President, LEO E. DENLEA, JR. and Secretary, MARYANN SELTZER, does hereby certify:

     1. That the Board of Directors of said Company at a meeting duly convened and held on the 24th day of August 1988, adopted a resolution approving that certain Agreement and Plan of Merger dated as of August 24, 1988 among BATUS Inc., BATUS Financial Services Inc. and the Company and the transactions contemplated thereby, including an amendment (the "Amendment") to Article Fourth of the Restated Articles of Incorporation of the Company such that said Article should read in its entirety:

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000. All 1,000 such shares shall consist of Common Stock, par value $1.00 per share,

     2. That thereafter, and on the 14th day of December, 1988, pursuant to the call of the Board of Directors, and upon due notice given to each stockholder of record entitled to vote, a Special Meeting of Stockholders of said Company was held;

     3. That at such Special Meeting, of the 68,539,942 shares of common stock of the Company ("Shares") that were issued, outstanding and entitled to vote as of the close of business on November 7, 1988, the record date for such Special Meeting, 5,215,991 shares abstained from voting on, 45,257,788 Shares voted in favor of, and 2,603,694 Shares voted against the adoption and approval of the Merger Agreement and transactions contemplated thereby, including the Amendment;

     4. That said affirmative vote represented a majority of the Shares and that thereby, the Amendment was duly adopted by the stockholders of the Company.
     WITNESS our hands and the seal of the Company on this 3rd day of February, 1989.

                                                   /s/ Leo E. Denlea, Jr.
                                            ----------------------------------
                                                       LEO E. DENLEA, JR.
                                                       Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                                   /s/ Maryann Seltzer
                                            ----------------------------------
                                                       MARYANN SELTZER
                                                       Secretary

                         CERTIFICATE OF AMENDMENT
                                    OF
                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                           FARMERS GROUP, INC.


     FARMERS GROUP, INC., a corporation organized under the laws of the State of Nevada (the "Corporation"), by its Vice President, Howard E. Falk, Jr., and Secretary, Doren E. Hohl, does hereby certify:

     1. That the Board of Directors of said Corporation at a meeting duly convened and held on the fifth day of August, 1998, adopted a resolution approving an amendment (the "Amendment") to Article Fourth of the Restated Articles of Incorporation of the Corporation such that said Article should read in its entirety:

          "FOURTH:   The amount of the total authorized capital stock of the
     corporation is One Thousand Dollars ($1,000.00) and the total number of shares which the corporation shall be authorized to issue is one thousand (1,000), of which five hundred (500) shares are to be Class A Common Stock, having a par value of One Dollar ($1.00) per share, and five hundred (500) shares are to be Class B Common Stock, having a par value of One Dollar ($1.00) per share.

          The holders of the shares of Class A Common Stock shall be entitled to one (1) vote per share upon the election of directors and on all other matters upon which stockholders generally are entitled to vote. The holders of the shares of Class B Common Stock shall be entitled to one-ninth (1/9) vote per share upon the election of directors and on all other matters upon which stockholders generally are entitled to vote.
     The holders of the shares of Class A Common Stock and the holders of the shares of Class B Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the corporation, and the holders of the shares of Class A Common Stock and the holders of the shares of Class B Common

     Stock shall vote together as a single class with respect to any matter brought to a stockholder vote, except as otherwise provided by law.

          The holders of the shares of Class A Common Stock and the holders of the shares of Class B Common Stock shall be entitled to receive, when and if declared by the board of directors, out of funds of the corporation at the time legally available therefor, dividends or distributions payable either in cash, in stock, or otherwise; provided, however, that the board of directors may, in its sole discretion, declare dividends or distributions payable exclusively to the holders of the shares of Class A Common Stock, or payable exclusively to the holders of the shares of Class B Common Stock, or payable to the holders of the shares of Class A Common Stock and the holders of the shares of Class B Common Stock in equal or unequal amounts, notwithstanding the amount of prior dividends or distributions declared on either such class or any other factor.

          In the event of a liquidation, dissolution or winding up of the corporation, the holders of the shares of Class A Common Stock shall be entitled to receive any and all distributions of money or other property of the corporation to the exclusion of the holders of the shares of Class B Common Stock."

     2. That thereafter, on the 4th day of September, 1998, pursuant to the call of the Board of Directors, a Special Meeting of Stockholder of said Corporation was held;

     3. That at such Special Meeting, all 1,000 shares of common stock of the Corporation ("Shares") that were issued and outstanding voted in favor of the adoption and approval of the Amendment and that the Amendment was thereby duly adopted by the sole stockholder of the Corporation; and

     4. As authorized by the Board of Directors and the sole stockholder of the Corporation, at the time this Certificate of Amendment is filed in the office of the Secretary of State of Nevada (the "Effective Time"), each share of common stock of the Corporation outstanding immediately prior to the Effective Time shall, automatically and without further action by any holder of any such shares, be converted into and shall become (a) one-half of a fully-paid and non-assessable share of

Class A Common Stock and (b) one-half of a fully-paid and non-assessable share of Class B Common Stock (the "Recapitalization"). Promptly after the Effective Time, each record holder of a certificate that, immediately prior to the Effective Time, represented a share of common stock of the Corporation shall be entitled to receive in exchange for such certificate, upon surrender of such certificate to the Corporation at its principal office, certificates for the number of shares of Class A Common Stock and Class B Common Stock to which such holder is entitled as a result of the Recapitalization. Until surrendered and exchanged in accordance herewith, each certificate that, immediately prior to the Effective Time, represented shares of common stock of the Corporation shall represent the number of shares of Class A Common Stock and Class B Common Stock to which the holder is entitled as a result of the Recapitalization.

     WITNESS our hands and the seal of the Corporation on this 4th day of September, 1998.


                                                   /s/ Howard E. Falk, Jr.
                                            ----------------------------------
                                                       Vice President



                                                   /s/ Doren E. Hohl
                                            ----------------------------------
                                                       Secretary